UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 30, 2016

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37469	47-3822258
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2016, the board of directors of Green Plains Inc. appointed John D. Chandler as an independent member of the board of our general partner, Green Plains Holdings LLC.  Mr. Chandler will also serve as a  member of the board’s audit and conflicts committees.  There are no arrangements or understandings between Mr. Chandler and any other person pursuant to which he was appointed or transactions in which Mr. Chandler has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As a member of the board, Mr. Chandler will receive compensation under (i) the Green Plains Partners LP 2015 Long-Term Incentive Plan, which was filed as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on July 1, 2015,  and (ii) the Green Plains Holdings LLC Director Compensation Program, which was filed as Exhibit 10.8 to our quarterly report on Form 10-Q for the quarter ended June 30, 2015.

Mr. Chandler currently serves on the board of directors and is chair of the audit committee of USA Compression GP, LLC. He is also a member of the board of directors and audit committee of Cone Midstream GP, LLC. From 2002 to 2014, he served as chief financial officer, treasurer and chief accounting officer of Magellan Midstream Holdings GP. Before joining Magellan, Mr. Chandler was director, planning and strategic development for a subsidiary of The Williams Companies, Inc. and held various accounting and finance positions at MAPCO Inc. Mr. Chandler earned a Bachelor of Science in Business Administration with a double major in accounting and finance from the University of Tulsa.

Mr. Chandler’s appointment establishes compliance with Nasdaq Listing Rules 5605(c)(2)(A) and 5615(b)(1), which requires the partnership’s audit committee to have three members who satisfy the independence requirements in Listing Rule 5605(a)(2) within one year of its initial public offering.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

NumberDescription

99.1Press release, dated June 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	GREEN PLAINS PARTNERS LP By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)